Exhibit 23.3

Consent of Bowles Rice McDavid Graff & Love LLP

Reference is made to our opinion letter, dated March 30, 2012, with respect to the United States federal income tax treatment of the Merger. Terms used but not defined herein have the meaning given to such terms in the opinion letter.

We hereby consent to the filing of the opinion letter with the Securities and Exchange Commission as an Exhibit to Amendment No. 1 to Registration Statement on Form S-4 of First Community Bancshares, Inc. (File No. 333-180564) in respect to the shares of First Community Bancshares, Inc. Common Stock to be issued in connection with the Merger, and to the reference to our opinions in the opinion letter under the caption “The Merger - Certain Federal Income Tax Consequences” and elsewhere in the Proxy Statement/Prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ BOWLES RICE MCDAVID GRAFF & LOVE LLP

Dated: April 16, 2012